Exhibit 99(a)

PacifiCorp granted $70 million interim rate increase in Utah

ScottishPower announces that on 2 February 2001 the Utah Public Service Commission granted its US subsidiary, PacifiCorp, an immediate $70 million rate increase. Amounts not covered in this interim rate request will be addressed in the general rate request process in Utah which is expected to be completed by September 2001.

The Commission also granted an order to defer the excess net purchase costs arising from the outage at the Hunter plant, effective from 24 November 2000, when the outage began.

In the other states it serves, PacifiCorp is continuing to vigorously pursue the recovery of excess power costs through the regulatory process.

Further information:

Andrew Jamieson Head of Investor Relations 0141 636 4527
Colin McSeveny Group Media Relations Manager 0141 636 4515

05/02/01